Exhibit 99.4

RISK FACTORS

As previously announced, Merck & Co., Inc. (“Merck”) and Schering-Plough Corporation (“Schering-Plough”) have entered into a definitive merger agreement under which Merck and Schering-Plough will combine in a stock and cash transaction (the “merger”). The merger agreement provides for two successive mergers and is expected to close in the fourth quarter of 2009, subject to certain closing conditions. In the first merger, or the Schering-Plough merger, a wholly owned subsidiary of Schering-Plough will merge into Schering-Plough. Schering-Plough will continue as the surviving company in this merger, but will change its name to “Merck & Co., Inc.” The surviving company in this merger is referred to herein as “New Merck.” In the second merger, or the Merck merger, a second wholly owned subsidiary of Schering-Plough will merge with Merck. Unless the context otherwise requires, references to “we”, “us” or “our” and other first person references herein refer to both Merck and Schering-Plough, before completion of the merger.

Investors in Merck’s securities should carefully consider the matters described below when determining whether to invest in Merck’s securities.

Risks Relating to the Merger

Merck’s inability to obtain the financing necessary to complete the transaction could delay or prevent the completion of the merger.

Under the terms of the merger agreement, even if the conditions to closing are satisfied, if the proceeds of the financing necessary to complete the transaction are not available in full, the closing may be delayed until the date, if any, on which the proceeds of the financing are available in full. Moreover, the merger agreement may be terminated if the required financing is not available to Merck by the “drop-dead date” of December 8, 2009 under the merger agreement, which may be extended to as late as March 8, 2010. In addition, Merck is required to pay Schering-Plough a termination fee of $2.5 billion and reimburse Schering-Plough’s expenses up to a maximum of $150 million if the merger agreement is terminated because the merger has not occurred by the drop-dead date by reason of the fact that the proceeds of the financing are not available to Merck and all of Merck’s other closing conditions have been fulfilled.

On May 6, 2009, Merck entered into (i) a $3.0 billion 364-day bridge loan agreement with respect to the bridge loan facility, (ii) a $3.0 billion 364-day asset sale facility agreement with respect to the asset sale facility and (iii) a $1.0 billion 364-day incremental loan agreement with respect to the incremental facility. Under each of the new credit facilities, JPMorgan Chase Bank, N.A. is the administrative agent, J.P. Morgan Securities Inc., or J.P. Morgan, is the sole bookrunner and the sole lead arranger and Banco Santander, S.A. New York Branch, Bank of America Securities LLC, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Suisse (USA) LLC, HSBC Bank USA, National Association, The Royal Bank of Scotland plc, and UBS Securities LLC are the co-arrangers. In addition to J.P. Morgan and the eight co-arrangers, twenty other lenders are party to the bridge loan facility and the asset sale facility and fourteen other lenders are party to the incremental facility. The maximum aggregate exposure for any single lender under the new credit facilities is $875.0 million. On April 20, 2009, Merck amended its existing $1.5 billion five-year revolving credit facility to allow it to remain in place after the merger. In addition, Schering-Plough’s existing $2.0 billion revolving credit facility will remain in place following consummation of the merger. Although Merck entered into credit agreements with respect to the new credit facilities and amended its existing $1.5 billion five-year revolving credit facility, the funding under the new credit facilities and the effectiveness of the amendment to the existing $1.5 billion five-year revolving credit facility are subject to various customary conditions, including the absence of any material adverse change with respect to New Merck, satisfaction of a pro forma maximum debt to capitalization ratio, and other closing conditions. Under the terms of the credit agreements for the new credit facilities, neither J.P. Morgan nor the co-arrangers is responsible for the failure of any other member of the syndicate to provide its committed portion of the financing. Although Merck expects to obtain in a timely manner the financing necessary to complete the pending merger, if Merck is unable to timely obtain the financing because one of the conditions to the financing fails to be satisfied or one or more of the members of the syndicate defaults on its obligations to provide its committed portion of the financing (and the commitments of any defaulting syndicate member cannot be replaced on a timely basis), the closing of the merger could be significantly delayed or may not occur at all.

Legal proceedings in connection with the merger, the outcomes of which are uncertain, could delay or prevent the completion of the merger.

Since the announcement of the transaction, several putative class action lawsuits have been filed on behalf of shareholders of Schering-Plough (alleging, among other things, that the merger consideration is too low) and Merck (alleging, among other things, that the consideration is too high). The complaints seek, among other things, class action status, an order preliminarily and permanently enjoining the proposed transaction, rescission of the transaction if it is consummated, damages, and attorneys’ fees and expenses. Such legal proceedings could delay or prevent the transaction from becoming effective within the agreed upon timeframe.

The transaction is subject to the receipt of certain required clearances or approvals from governmental entities that could delay the completion of the merger or impose conditions that could have a material adverse effect on the combined company.

Completion of the merger is conditioned upon the receipt of certain governmental clearances or approvals, including, without limitation, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR Act, the issuance by the European Commission of a decision under the Council Regulation No. 139/2004 of the European Community, or the EC Merger Regulation, declaring the merger compatible with the common market, and the clearance or approval of the merger by the antitrust regulators in Canada, China, Mexico and Switzerland. Although Merck and Schering-Plough have agreed in the merger agreement to use reasonable best efforts to obtain the requisite governmental approvals, there can be no assurance that these clearances and approvals will be obtained. In addition, the governmental entities from which these clearances and approvals are required may impose conditions on the completion of the merger or require changes to the terms of the merger. Under the terms of the merger agreement, in using reasonable best efforts to obtain required regulatory approvals, we may be obligated to make divestitures of assets of Merck or Schering-Plough so long as such divestitures, individually or in the aggregate, would not result in the one-year loss of net sales revenues (measured by net 2008 sales revenue) in excess of $1 billion (excluding any loss of net sales revenues related to the license, sale, divestiture or other disposition or holding separate of Schering-Plough’s animal health segment and Merck’s direct or indirect interest in Merial Ltd.). If Merck or Schering-Plough become subject to any material conditions in order to obtain any clearances or approvals required to complete the merger, the business and results of operations of the combined company may be adversely affected.

Any delay in completing the merger beyond the fourth quarter of 2009 may reduce or eliminate the benefits expected.

In addition to receipt of financing and required antitrust clearances and approvals, the merger is subject to a number of other conditions beyond the parties’ control that may prevent, delay or otherwise materially adversely affect the completion of the transaction. Merck and Schering-Plough cannot predict with certainty whether and when these other conditions will be satisfied. Any delay in completing the merger beyond the fourth quarter of 2009 could cause the combined company not to realize, or delay the realization of, some or all of the cost savings and other benefits we expect to achieve from the transaction.

The combined company may fail to realize the anticipated cost savings, revenue enhancements and other benefits expected from the merger, which could adversely affect the value of New Merck common stock after the merger.

The success of the merger will depend, in part, on New Merck’s ability to successfully combine the businesses of Merck and Schering-Plough and realize the anticipated benefits and cost savings from the combination of the two companies. If the combined company is not able to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected and the value of New Merck’s common stock may be adversely affected.

Merck and Schering-Plough have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, result in the disruption of each company’s ongoing businesses or identify inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers, suppliers, distributors, creditors, lessors, clinical trial investigators or managers or to achieve the anticipated benefits of the merger.

Specifically, issues that must be addressed in integrating the operations of Merck and Schering-Plough in order to realize the anticipated benefits of the merger include, among other things:

•	integrating the research and development, manufacturing, distribution, marketing and promotion activities and information technology systems of Merck and Schering-Plough;

•	conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures between the companies;

•	consolidating corporate and administrative infrastructures;

•	consolidating sales and marketing operations;

•	retaining existing customers and attracting new customers;

•	identifying and eliminating redundant and underperforming operations and assets;

•	coordinating geographically dispersed organizations;

•	managing tax costs or inefficiencies associated with integrating the operations of the combined company; and

•	making any necessary modifications to operating control standards to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

Integration efforts between the two companies will also divert management attention and resources. An inability to realize the full extent of, or any of, the anticipated benefits of the merger, as well as any delays encountered in the integration process, could have an adverse effect on New Merck’s business and results of operations, which may affect the value of the shares of the New Merck common stock.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual cost and sales synergies, if achieved at all, may be lower than we expect and may take longer to achieve than anticipated. If the combined company is not able to adequately address these challenges, it may be unable to successfully integrate the operations of Merck and Schering-Plough, or to realize the anticipated benefits of the integration of the two companies.

Delays encountered in the integration process could have a material adverse effect on the revenues, expenses, operating results and financial condition of New Merck. Although Merck and Schering-Plough expect significant benefits, such as increased cost savings, to result from the merger, there can be no assurance that New Merck will realize any of these anticipated benefits.

Merck, Schering-Plough and the combined company will incur significant transaction and merger-related transition costs in connection with the merger.

Merck and Schering-Plough expect that they and the combined company will incur significant costs in connection with consummating the merger and integrating the operations of the two companies, with a significant portion of such costs being incurred through the first year after completion of the merger. Merck continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the integration of the businesses of Merck and Schering-Plough. Although Merck and Schering-Plough believe that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and merger-related costs over time, no assurance can be given that this net benefit will be achieved in the near term, or at all.

An arbitration proceeding commenced by Centocor against Schering-Plough may result in the combined company’s loss of the rights to market Remicade and golimumab.

A subsidiary of Schering-Plough is a party to a Distribution Agreement (the “Distribution Agreement”) with Centocor, a wholly owned subsidiary of Johnson & Johnson, pursuant to which the Schering-Plough subsidiary has rights to distribute and commercialize the rheumatoid arthritis treatment Remicade and golimumab, a next-generation treatment, in certain territories. By its terms, the Distribution Agreement may be terminated by a party if the other party is subject to a “Change of Control” as defined in the Distribution Agreement.

Centocor has initiated an arbitration proceeding to resolve the parties’ dispute over whether, as a result of the proposed merger between Schering-Plough and Merck, Schering-Plough and its subsidiary would undergo a change of control that would permit Centocor to terminate the Distribution Agreement.

Schering-Plough is vigorously contesting, and the combined company will vigorously contest, Centocor’s attempt to terminate the Distribution Agreement as a result of the proposed merger. However, if the arbitrator were to conclude that Centocor is permitted to terminate the Distribution Agreement as a result of the transaction and Centocor in fact terminates the Distribution Agreement following the merger, the combined company would not be able to distribute Remicade, which generated sales for Schering-Plough of approximately $2.1 billion in 2008, and would not have the right to commercialize and distribute golimumab in the future. In addition, due to the uncertainty surrounding the outcome of the arbitration, the parties may choose to settle the dispute under mutually agreeable terms but any agreement reached with Centocor to resolve the dispute under the Distribution Agreement may result in the terms of the Distribution Agreement being modified in a manner that may reduce the benefits of the Distribution Agreement to the combined company.

Merck and Schering-Plough will be subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect Merck’s and Schering-Plough’s respective businesses.

Uncertainty about the effect of the merger on customers, suppliers and others that do business with Merck and Schering-Plough may have an adverse effect on Merck and Schering-Plough and, consequently, on the combined company. Although Merck and Schering-Plough intend to take steps to reduce any adverse effects, these uncertainties could cause customers, suppliers and others that do business with Merck or Schering-Plough to terminate or change existing business relationships with Merck, Schering-Plough and, after the completion of the merger, the combined company. In addition, the merger agreement restricts Schering-Plough and, to a lesser extent, Merck, without the other party’s consent, from making certain acquisitions and taking other specified actions until completion of the merger or the merger agreement is terminated. These restrictions may prevent Merck or Schering-Plough from pursuing otherwise attractive business opportunities and making other changes to their businesses that may arise before the merger is completed or the merger agreement is terminated.

Merck, Schering-Plough and, subsequently, the combined company must continue to retain, motivate and recruit executives and other key employees, which may be difficult in light of uncertainty regarding the merger, and failure to do so could negatively affect the combined company.

For the merger to be successful, during the period before the merger is completed, both Merck and Schering-Plough must continue to retain, motivate and recruit executives and other key employees. Moreover, the combined company must be successful at retaining and motivating key employees following the completion of the merger. Experienced employees in the pharmaceutical industry are in high demand and competition for their talents can be intense. Employees of both Merck and Schering-Plough may experience uncertainty about their future role with the combined company until, or even after, strategies with regard to the combined company are announced or executed. These potential distractions of the merger may adversely affect the ability of Merck, Schering-Plough or, following completion of the merger, the combined company, to retain, motivate and recruit executives and other key employees and keep them focused on applicable strategies and goals. A failure by Merck, Schering-Plough or, following the completion of the merger, the combined company, to attract, retain and motivate executives and other key employees during the period prior to or after the completion of the merger could have a negative impact on the business of Merck, Schering-Plough or the combined company.

Because directors and executive officers of Schering-Plough have interests in seeing the merger completed that are different than those of Schering-Plough’s other shareholders, directors of Schering-Plough have potential conflicts of interest in recommending that Schering-Plough shareholders vote to approve the merger agreement.

Schering-Plough’s directors have arrangements or other interests that provide them with interests in the merger that are different than those of Schering-Plough’s other shareholders. For example, the merger agreement provides that three directors of Schering-Plough will become directors of New Merck after the merger. While other Schering-Plough directors will not become directors of New Merck after the merger, New Merck will indemnify and maintain liability insurance for each of the Schering-Plough directors’ services as directors of Schering-Plough before the merger. In addition, the executive officers of Schering-Plough have employment, indemnification, equity award, incentive and bonus, pension and severance arrangements.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Merck and Schering-Plough.

If the merger is not completed, the ongoing businesses of Merck and Schering-Plough may be adversely affected and, without realizing any of the benefits of having completed the merger, Merck and Schering-Plough will be subject to a number of risks, including the following:

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Schering-Plough may be required to pay Merck a termination fee of up to $1.25 billion if the merger agreement is terminated under certain circumstances (plus, in certain circumstances, Schering-Plough also would be obligated to reimburse Merck up to $250 million of Merck’s actual expenses incurred in connection with the merger), or Merck may be required to pay Schering-Plough a termination fee of $1.25 billion if the merger agreement is terminated under certain other circumstances (and, in certain circumstances, Merck also would be obligated to reimburse Schering-Plough up to $150 million of Schering-Plough’s actual expenses incurred in connection with the merger), all as described in the merger agreement;

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Merck will be required to pay Schering-Plough a termination fee of $2.5 billion and reimburse Schering-Plough’s expenses up to a maximum of $150 million if either Merck or Schering-Plough terminates the merger agreement because the drop-dead date, as it may be extended, has occurred and the merger has not been consummated because the proceeds of the financing are not available in full;

•	Merck and Schering-Plough will be required to pay certain costs relating to the merger, whether or not the merger is completed; and

•

matters relating to the merger (including integration planning) may require substantial commitments of time and resources by Merck and Schering-Plough management, which could otherwise have been devoted to other opportunities that may have been beneficial to Merck and Schering-Plough as independent companies, as the case may be.

Merck and Schering-Plough also could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Merck or Schering-Plough to perform their respective obligations under the merger agreement. If the merger is not completed, these risks may materialize and may adversely affect Merck’s and Schering-Plough’s business, financial results and stock price.

Because the market price of Merck common shares will fluctuate, Schering-Plough shareholders cannot be certain of the value of the merger consideration that they will receive in the transaction.

In the Schering-Plough merger, each outstanding share of Schering-Plough common stock will be converted into the right to receive 0.5767 of a share of New Merck common stock and $10.50 in cash. The 0.5767 exchange ratio is fixed and will not be adjusted for changes in the market price of either Merck common stock or Schering-Plough common stock. The market value of the New Merck common stock that Schering-Plough shareholders will be entitled to receive in the Schering-Plough merger will depend on the market value of Merck common stock immediately before that merger is completed and could vary significantly from the market value on the date of the announcement of the merger agreement, the date that the joint proxy statement/prospectus relating to the merger was mailed to shareholders of Merck and Schering-Plough or the date of Merck’s and Schering-Plough’s special meetings of their shareholders relating to the merger. The merger agreement does not provide for any price-based termination right. For example, Merck’s closing common stock price on March 6, 2009, the last trading day prior to the execution of the merger agreement, was $22.74 and, therefore, if the transaction had closed on that date, the value of the merger consideration that Schering-Plough shareholders would have received for each share of common stock, including the $10.50 in cash consideration, would have been $23.61. On June 5, 2009, Merck’s closing common stock price was $26.07, and, therefore, if the transactions had closed on that date, the value of the merger consideration that Schering-Plough shareholders would have received for each share of common stock, including the $10.50 in cash consideration, would have been $25.53. Moreover, the market value of the New Merck common stock will likely fluctuate after the completion of the merger.

Fluctuations in the share price of Merck, or New Merck following the merger, could result from changes in the business, operations or prospects of Merck or Schering-Plough prior to the merger or New Merck following the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Merck or Schering-Plough. The merger may be completed a considerable period after the date of the Merck and Schering-Plough special meetings of their shareholders. As such, at the time of the special meetings, Merck and Schering-Plough shareholders will not know the value of the merger consideration that Schering-Plough shareholders will receive in the Schering-Plough merger for each share of Schering-Plough common stock.

Risks Related to New Merck After Completion of the Merger

The indebtedness of New Merck following the completion of the merger will be substantially greater than Merck’s indebtedness on a stand-alone basis and greater than the combined indebtedness of Merck and Schering-Plough existing prior to the transaction. This increased level of indebtedness could adversely affect New Merck, including by reducing funds available for other business purposes.

The indebtedness of Merck and Schering-Plough as of March 31, 2009 was approximately $6.7 billion and $7.9 billion, respectively. New Merck’s pro forma indebtedness as of March 31, 2009, after giving effect to the merger, would be approximately $23.4 billion. As a result of the substantial increase in debt and the cost of that debt, the amount of cash required to service New Merck’s increased indebtedness levels and thus the demands on New Merck’s cash resources may be significantly greater than the percentages of cash flows required to service the indebtedness of Merck or Schering-Plough individually prior to the transaction. The increased levels of indebtedness could reduce funds available for New Merck’s investment in research and development as well as capital expenditures and other activities, and may create competitive disadvantages for New Merck relative to other companies with lower debt levels.

New Merck will face intense competition from lower-cost generic products.

In general, both Merck and Schering-Plough face increasing competition from lower-cost generic products and New Merck will face the same challenge after the merger. The patent rights that protect Merck’s and Schering-Plough’s products are of varying strengths and durations. In addition, in some countries, patent protection is significantly weaker than in the United States or the European Union. In the United States, political pressure to reduce spending on prescription drugs has led to legislation that encourages the use of generic products. Generic challenges to our products could arise at any time, and we may not be able to prevent the emergence of generic competition for our products.

Loss of patent protection for a product typically is followed promptly by generic substitutes, reducing sales of that product. Availability of generic substitutes for the combined company’s drugs may adversely affect its results of operations and cash flow. In addition, proposals emerge from time to time in the United States and other countries for legislation to further encourage the early and rapid approval of generic drugs. Any such proposal that is enacted into law could increase the substantial negative impact on Merck’s, Schering-Plough’s, and, after the completion of the merger, New Merck’s sales, business, cash flow, results of operations, financial position and prospects resulting from the availability of generic substitutes for products.

New Merck will face intense competition from new products.

New Merck’s products will face intense competition from competitors’ products. This competition may increase as new products enter the market. Competitors’ products may be safer or more effective or more effectively marketed and sold than New Merck’s products. Alternatively, in the case of generic competition, they may be equally safe and effective products that are sold at a substantially lower price than New Merck’s products. As a result, if New Merck fails to maintain its competitive position, this could have a material adverse effect on New Merck’s business, cash flows, results of operations, financial position and prospects.

Key Merck and Schering-Plough products generate a significant amount of Merck’s and Schering-Plough’s profits and cash flows, and subsequent to the merger, will generate a significant amount of New Merck’s profits and cash flows, and any events that adversely affect the markets for these products could have a material and negative impact on results of operations and cash flows.

Merck’s and Schering-Plough’s ability to generate profits and operating cash flow depends largely upon the continued profitability of Merck’s key products including, without limitation, Singulair, Cozaar/Hyzaar, Januvia and Gardasil and Schering-Plough’s and Merck’s cholesterol franchise, consisting of Vytorin and Zetia, and other Schering-Plough key products including, without limitation, Remicade, Temodar, Nasonex, and PegIntron. As a result of Merck’s and Schering-Plough’s dependence on key products, any event that adversely affects any of these products or the markets for any of these products could have a significant impact on results of operations and cash flows of both companies and of the combined company after the merger. These events could include loss of patent protection, increased costs associated with manufacturing, generic or OTC availability of Merck’s and Schering-Plough’s product or a competitive product, the discovery of previously unknown side effects, increased competition from the introduction of new, more effective treatments and discontinuation or removal from the market of the product for any reason.

Merck and Schering-Plough are involved in arrangements with third parties that may restrict Merck’s and Schering-Plough’s, and subsequently New Merck’s, ability to sell, market, promote and develop products in certain markets.

Merck and Schering-Plough are each party to numerous co-promotion, development, licensing and other agreements and arrangements with third parties, some of which may contain provisions limiting Merck’s or Schering-Plough’s ability to sell, market, promote and/or develop products in specified markets. Following the completion of the transaction, products previously marketed by either Merck or Schering-Plough may fall under the parameters of these restrictions by virtue of the combination of the two companies. If it is determined that any of New Merck’s products are subject to these restrictions, New Merck may be required to divest, license or otherwise cease marketing these products in various geographic territories, potentially worldwide, and may or may not be entitled to retain passive revenue in connection with actions taken to comply with any such restriction. In the event any product captured by these restrictions as a result of the transaction contributes significantly to sales, the divesture of rights to market the product could have an adverse effect on New Merck’s business, cash flows, results of operations, financial position and prospects.

Merck faces significant litigation related to Vioxx and, if the merger is consummated, New Merck will face that litigation.

On September 30, 2004, Merck voluntarily withdrew Vioxx, its arthritis and acute pain medication, from the market worldwide. As of March 31, 2009, approximately 10,625 product liability lawsuits, involving approximately 25,675 plaintiff groups, alleging personal injuries resulting from the use of Vioxx, have been filed against Merck in state and federal courts in the United States. Merck is also a defendant in approximately 242 putative class actions related to the use of Vioxx. (All of these suits are referred to as the Vioxx Product Liability Lawsuits.) On November 9, 2007, Merck announced that it had entered into an agreement (the Settlement Agreement) with the law firms that comprise the executive committee of the Plaintiffs’ Steering Committee of the federal multidistrict Vioxx litigation as well as representatives of plaintiffs’ counsel in the Texas, New Jersey and California state coordinated proceedings, to resolve state and federal myocardial infarction (MI) and ischemic stroke (IS) claims filed as of that date in the United States. The Settlement Agreement, which also applies to tolled claims, was signed by the parties after several meetings with three of the four judges overseeing the coordination of more than 95% of the current claims in the Vioxx product liability litigation. The Settlement Agreement applies only to U.S. legal residents and those who allege that their MI or IS occurred in the United States.

As of October 30, 2008, the deadline for enrollment in the Settlement Program, more than 48,100 of the approximately 48,325 individuals who were eligible for the Settlement Program and whose claims were not (1) dismissed, (2) expected to be dismissed in the near future, or (3) tolled claims that appear to have been abandoned had submitted some or all of the materials required for enrollment in the Settlement Program. This represents approximately 99.8% of the eligible MI and IS claims previously registered with the Settlement Program. Under the terms of the Settlement Agreement, Merck could exercise a right to walk away from the Settlement Agreement if the thresholds and other requirements were not met. Merck waived that right as of August 4, 2008. The waiver of that right triggered Merck’s obligation to pay a fixed total of $4.85 billion. Payments will be made in installments into the settlement funds. The first payment of $500 million was made in August 2008 and an additional payment of $250 million was made in October 2008. Payments of $12 million and $3 million were made in February and March 2009, respectively, into the IS Settlement Fund. In addition, in April 2009, payments of $110 million and $12 million were made into the MI and IS Settlement Funds, respectively. Interim payments to IS claimants began on February 27, 2009. Additional payments will be made on a periodic basis going forward, when and as needed to fund payments of claims and administrative expenses. During 2009, Merck anticipates that it will make total payments of $3.4 billion into the Vioxx settlement funds pursuant to the Settlement Agreement. However, if the pending merger with Schering-Plough is completed in 2009, as expected, Merck expects it will also pay the remaining approximately $700 million into the IS Settlement Fund.

Of the plaintiff groups described above, most are currently in the Vioxx Settlement Program. As of March 31, 2009, approximately 70 plaintiff groups who were otherwise eligible for the Settlement Program have not participated and their claims remained pending against Merck. In addition, the claims of 400 plaintiff groups who are not eligible for the program remained pending against Merck. A number of these 400 plaintiff groups are subject to motions to dismiss for failure to comply with court-ordered deadlines.

Claims of certain individual third-party payors remain pending in the New Jersey court, and counsel purporting to represent a large number of third-party payors has threatened to file numerous additional such actions. Discovery is currently ongoing in these cases, and a status conference with the court took place in January 2009 to discuss scheduling issues, including the selection of early trial pool cases.

There are also pending in various U.S. courts putative class actions purportedly brought on behalf of individual purchasers or users of Vioxx and claiming either reimbursement of alleged economic loss or an entitlement to medical monitoring. The majority of these cases are at early procedural stages. On June 12, 2008, a Missouri state court certified a class of Missouri plaintiffs seeking reimbursement for out-of-pocket costs relating to Vioxx. The plaintiffs do not allege any personal injuries from taking Vioxx. The Missouri Court of Appeals affirmed the trial court’s certification of a class on May 12, 2009. Merck is preparing a combined motion for rehearing and application to transfer the case to the Missouri Supreme Court. In New Jersey, the trial court dismissed the complaint in the case of Sinclair, a purported statewide medical monitoring class. The Appellate Division reversed the dismissal, and the issue was appealed to the New Jersey Supreme Court. That court heard argument on October 22, 2007. On June 4, 2008, the New Jersey Supreme Court reversed the Appellate Division and dismissed this action. Plaintiffs also have filed a class action in California state court seeking certification of a class of California third-party payors and end-users. The court denied the motion for class certification on April 30, 2009.

In addition to the Vioxx Product Liability Lawsuits, various putative class actions and individual lawsuits have been brought against Merck and several current and former officers and directors of Merck alleging that Merck made false and misleading statements regarding Vioxx in violation of the federal and state securities laws (all of these suits are referred to as the Vioxx Securities Lawsuits). On April 12, 2007, Judge Chesler granted defendants’ motion to dismiss the complaint with prejudice. Plaintiffs appealed Judge Chesler’s decision to the United States Court of Appeals for the Third Circuit. On September 9, 2008, the Third Circuit issued an opinion reversing Judge Chesler’s order and remanding the case to the District Court. On September 23, 2008, Merck filed a petition seeking rehearing en banc, which was denied. The case was remanded to the District Court in October 2008, and plaintiffs have filed their Consolidated and Fifth Amended Class Action Complaint. Merck filed a petition for a writ of certiorari with the United States Supreme Court on January 15, 2009. On March 23, 2009, plaintiffs filed a response to Merck’s petition and, on April 7, 2009, Merck filed a reply brief. Merck expects to file a motion to dismiss the Fifth Amended Class Action Complaint. In addition, various putative class actions have been brought against Merck and several current and former employees, officers, and directors of Merck alleging violations of ERISA. (All of these suits are referred to as the Vioxx ERISA Lawsuits.) In addition, shareholder derivative suits that were previously filed and dismissed are now on appeal and several shareholders have filed demands with Merck asserting claims against Merck Board members and Merck officers. (All of these suits and demands are referred to as the Vioxx Derivative Lawsuits and, together with the Vioxx Securities Lawsuits and the Vioxx ERISA Lawsuits, the Vioxx Shareholder Lawsuits.) Merck has also been named as a defendant in actions in various countries outside the United States. (All of these suits are referred to as the Vioxx Foreign Lawsuits.) Merck has also been sued by ten states, five counties and New York City with respect to the marketing of Vioxx. Merck anticipates that additional lawsuits relating to Vioxx may be filed against it and/or certain of its current and former officers and directors in the future.

The SEC is conducting a formal investigation of Merck concerning Vioxx. Merck has received subpoenas from the U.S. Department of Justice requesting information related to Merck’s research, marketing and selling activities with respect to Vioxx in a federal health care investigation under criminal statutes. This investigation includes subpoenas for witnesses to appear before a grand jury. In March 2009, Merck received a letter from the U.S. Attorney’s Office for the District of Massachusetts identifying it as a target of the grand jury investigation regarding Vioxx. There are also ongoing investigations by local authorities in certain cities in Europe in order to determine whether any criminal charges should be brought concerning Vioxx. Merck is cooperating with authorities in all of these investigations. (All of these investigations are referred to as the Vioxx Investigations.) Merck cannot predict the outcome of any of these investigations; however, they could result in potential civil and/or criminal liability.

Juries have now decided in favor of Merck twelve times and in plaintiffs’ favor five times. One Merck verdict was set aside by the court and has not been retried. Another Merck verdict was set aside and retried, leading to one of the five plaintiffs’ verdicts. There have been two unresolved mistrials. With respect to the five plaintiffs’ verdicts, Merck filed an appeal or sought judicial review in each of those cases. In one of those five, an intermediate appellate court overturned the trial verdict and directed that judgment be entered for Merck, and in another, an intermediate appellate court overturned the trial verdict, entering judgment for Merck on one claim and ordering a new trial on the remaining claims.

The outcomes of these Vioxx Product Liability trials should not be interpreted to indicate any trend or what outcome may be likely in future Vioxx trials.

A trial in a representative action in Australia commenced on March 30, 2009, in the Federal Court of Australia. The named plaintiff, who alleges he suffered a MI, seeks to represent others in Australia who ingested Vioxx and suffered a MI, thrombotic stroke, unstable angina, transient ischemic attack or peripheral vascular disease. On November 24, 2008, Merck filed a motion for an order that the proceeding no longer continue as a representative proceeding. During a hearing on December 5, 2008, the court dismissed that motion and, on January 9, 2009, issued its reasons for that decision. On February 17, 2009, Merck’s motion for leave to appeal that decision was denied and the parties were directed to prepare proposed lists of issues to be tried. On March 11, 2009, the full Federal Court allowed Merck’s appeal of that part of the trial judge’s order that had declined to specify the matters to be tried and directed further proceedings on remand on that issue. On March 30, 2009, the trial judge entered an order directing that, in advance of all other issues in the proceeding, the issues to be determined during the trial are those issues of fact and law in the named plaintiff’s individual case, and those issues of fact and law that the trial judge finds, after hearing the evidence, are common to the claims of the group members that the named plaintiff has alleged that he represents.

Merck currently anticipates that one U.S. Vioxx Product Liability Lawsuit will be tried in 2009. Except with respect to the product liability trial being held in Australia, Merck cannot predict the timing of any other trials related to the Vioxx Litigation. Merck believes that it has meritorious defenses to the Vioxx Product Liability Lawsuits, Vioxx Shareholder Lawsuits and Vioxx Foreign Lawsuits (collectively, the Vioxx Lawsuits) and will vigorously defend against them. Merck’s insurance coverage with respect to the Vioxx Lawsuits will not be adequate to cover its defense costs and any losses.

During the first quarter of 2009, Merck spent approximately $54 million in the aggregate in legal defense costs worldwide related to (1) the Vioxx Product Liability Lawsuits, (2) the Vioxx Shareholder Lawsuits, (3) the Vioxx Foreign Lawsuits, and (4) the Vioxx Investigations (collectively, the Vioxx Litigation). In addition, in the first quarter of 2009, Merck paid an additional $15 million into the settlement funds in connection with the Settlement Program. Consequently, as of March 31, 2009, the aggregate amount of Merck’s total reserve for the Vioxx Litigation (the Vioxx Reserve) was approximately $4.310 billion. The amount of the Vioxx Reserve allocated to defense costs is based on certain assumptions, and is the best estimate of the minimum amount that Merck believes will be incurred in connection with the remaining aspects of the Vioxx Litigation; however, events such as additional trials in the Vioxx Litigation and other events that could arise in the course of the Vioxx Litigation could affect the ultimate amount of defense costs to be incurred by Merck and, if the merger is consummated, New Merck.

Merck is not currently able to estimate any additional amount of damages that it may be required to pay in connection with the Vioxx Lawsuits or Vioxx Investigations. These proceedings are still expected to continue for years and Merck has very little information as to the course the proceedings will take. In view of the inherent difficulty of predicting the outcome of litigation, particularly where there are many claimants and the claimants seek unspecified damages, Merck is unable to predict the outcome of these matters, and at this time cannot reasonably estimate the possible loss or range of loss with respect to the Vioxx Lawsuits not included in the Settlement Program. Merck has not established any reserves for any potential liability relating to the Vioxx Lawsuits not included in the Settlement Program or the Vioxx Investigations.

A series of unfavorable outcomes in the Vioxx Lawsuits or the Vioxx Investigations, resulting in the payment of substantial damages or fines or resulting in criminal penalties, in excess of the Vioxx Reserve, could have a material adverse effect on Merck’s and, if the merger is completed, New Merck’s business, cash flows, results of operations, financial position and prospects.

Merck faces and, if the merger is completed prior to resolution of the litigation, New Merck will face, patent litigation related to Singulair.

In February 2007, Merck received a notice from Teva Pharmaceuticals, Inc. (Teva), a generic company, indicating that it had filed an Abbreviated New Drug Application (ANDA) for montelukast and that it is challenging the U.S. patent that is listed for Singulair. On April 2, 2007, Merck filed a patent infringement action against Teva. The lawsuit automatically stays United States Food and Drug Administration (FDA) approval of Teva’s ANDA until August 2009 or until an adverse court decision, if any, whichever may occur earlier. A trial in this matter was held in February 2009. Merck is awaiting the court’s decision which Merck expects to receive before the stay expires in August 2009. Patent litigation and other challenges to Merck’s Singulair patents are costly and unpredictable and may deprive Merck and, if the merger is completed, New Merck, of market exclusivity. If Singulair loses patent protection, sales of Singulair are likely to decline significantly as a result of generic versions of it becoming available. An unfavorable outcome in the Singulair litigation, could have a material adverse effect on Merck’s and, if the merger is completed, New Merck’s business, cash flows, results of operations, financial position and prospects.

Government investigations involving Merck or Schering-Plough, or New Merck after completion of the merger, could lead to the commencement of civil and/or criminal proceedings involving the imposition of substantial fines, penalties and injunctive or administrative remedies, including exclusion from government reimbursement programs, which could give rise to other investigations or litigation by government entities or private parties.

We cannot predict whether future or pending investigations to which Merck or Schering-Plough, or New Merck after completion of the merger, may become subject would lead to a judgment or settlement involving a significant monetary award or restrictions on its operations.

The pricing, sales and marketing programs and arrangements and related business practices of Merck, Schering-Plough and other participants in the health care industry are under increasing scrutiny from federal and state regulatory, investigative, prosecutorial and administrative entities. These entities include the Department of Justice and its U.S. Attorneys’ Offices, the Office of Inspector General of the Department of Health and Human Services, the FDA, the Federal Trade Commission and various state Attorneys General offices. Many of the health care laws under which certain of these governmental entities operate, including the federal and state anti-kickback statutes and statutory and common law false claims laws, have been construed broadly by the courts and permit the government entities to exercise significant discretion. In the event that any of those governmental entities believes that wrongdoing has occurred, one or more of them could institute civil or criminal proceedings which, if resolved unfavorably, could subject Merck or Schering-Plough, or New Merck after completion of the merger, to substantial fines, penalties and injunctive or administrative remedies, including exclusion from government reimbursement programs. In addition, an adverse outcome to a government investigation could prompt other government entities to commence investigations of Merck or Schering-Plough, or New Merck after completion of the merger, or cause those entities or private parties to bring civil claims against it. We also cannot predict whether any investigations will affect marketing practices or sales. Any such result could have a material adverse impact on Merck’s or Schering-Plough’s, or New Merck’s after completion of the merger, results of operations, cash flows, financial condition or business.

Regardless of the merits or outcomes of any investigation, government investigations are costly, divert management’s attention from our business and may result in substantial damage to our reputation.

There are other legal matters in which adverse outcomes could negatively affect New Merck’s results of operations, cash flows, financial condition or business.

Unfavorable outcomes in other pending litigation matters, or in future litigation, including litigation concerning product pricing, securities law violations, product liability claims, ERISA matters, patent and intellectual property disputes, and antitrust matters could preclude the commercialization of products, negatively affect the profitability of existing products and subject New Merck to substantial fines, penalties and injunctive or administrative remedies, including exclusion from government reimbursement programs. Any such result could materially and adversely affect New Merck’s results of operations, cash flows, financial condition or business.

Further, aggressive plaintiffs counsel often file litigation on a wide variety of allegations whenever there is media attention or negative discussion about the efficacy or safety of a product and whenever the stock price is volatile; even when the allegations are groundless, we may need to expend considerable funds and other resources to respond to such litigation.

New Merck and third parties acting on New Merck’s behalf will be subject to governmental regulations, and the failure to comply with, as well as the costs of compliance with, these regulations may adversely affect New Merck’s results of operations, cash flow and financial position.

New Merck’s manufacturing and research practices and those of third parties acting on New Merck’s behalf must meet stringent regulatory standards and are subject to regular inspections. The cost of regulatory compliance, including that associated with compliance failures, could materially affect New Merck’s results of operations, cash flow and financial position. Failure to comply with regulations, which include pharmacovigilance reporting requirements and standards relating to clinical, laboratory and manufacturing practices, could result in suspension or termination of clinical studies, delays or failure in obtaining the approval of drugs, seizure or recalls of drugs, suspension or revocation of the authority necessary for the production and sale of drugs, withdrawal of approval, fines and other civil or criminal sanctions.

New Merck will also be subject to other regulations, including environmental, health and safety, and labor regulations.

Certain of Schering-Plough’s and Merck’s major products are going to lose patent protection in the near future and, when that occurs, we expect a significant decline in sales of those products.

Each of Schering-Plough and Merck depends upon patents to provide it with exclusive marketing rights for its products for some period of time. As patents for several of its products have recently expired, or are about to expire, in the United States and in other countries, Schering-Plough and Merck and, if the merger is consummated, New Merck will each face strong competition from lower-priced generic drugs. Loss of patent protection for a product typically leads to a rapid loss of sales for that product, as lower-priced generic versions of that drug become available. In the case of products that contribute significantly to sales, the loss of patent protection could have a material adverse effect on each of Schering-Plough’s and Merck’s and, if the merger is consummated, New Merck’s business, cash flows, results of operations, financial position and prospects.

Both Merck and Schering-Plough are dependent on our patent rights, and if our patent rights are invalidated or circumvented, our business, and the business of New Merck if the merger is completed, would be adversely affected.

Patent protection will be of material importance in our marketing of human health products in the United States and in most major foreign markets. Patents covering products that have been or will be introduced normally provide a period of market exclusivity, which is important for the successful marketing and sale of our products. We seek patents covering each of our products in each of the markets where we intend to sell the products and where meaningful patent protection is available.

Even if we succeed in obtaining patents covering our products, third parties or government authorities may challenge or seek to invalidate or circumvent our patents and patent applications. It will be important for our business to defend successfully the patent rights that provide market exclusivity for our products. We are often involved in patent disputes relating to challenges to our patents or infringement and similar claims against us. We aggressively defend our important patents both within and outside the United States, including by filing claims of infringement against other parties, however, there can be no guarantee that our efforts will be successful. In particular, manufacturers of generic pharmaceutical products from time to time file ANDAs with the FDA seeking to market generic forms of our products prior to the expiration of relevant patents owned by us. We normally respond by vigorously defending our patent, including by filing lawsuits alleging patent infringement. Patent litigation and other potential challenges to our patent portfolio will be costly and unpredictable. An adverse determination by a court may deprive us of market exclusivity for our patented products or, in some cases, third-party patents may prevent us from marketing and selling products in a particular geographic area and may lead to significant financial damages for past and ongoing infringement. Due to the uncertainty surrounding patent litigation, parties may settle patent disputes by obtaining a license under mutually agreeable terms in order to decrease risk of an interruption in manufacturing and/or marketing of their products.

Additionally, certain foreign governments have indicated that compulsory licenses to patents may be granted in the case of national emergencies, which could diminish or eliminate sales and profits from those regions and negatively affect our results of operations. Further, recent court decisions relating to other companies’ U.S. patents, potential U.S. legislation relating to patent reform, as well as regulatory initiatives may result in further erosion of intellectual property protection.

If one or more important products lose patent protection in profitable markets, sales of our products will likely decline significantly as a result of generic versions of those products becoming available. Our results of operations may be adversely affected by the lost sales unless and until we successfully launch commercially successful proprietary replacement products.

New Merck’s research and development efforts may not succeed in developing commercially successful products and New Merck may not be able to acquire commercially successful products in other ways, and consequently, New Merck may not be able to replace sales of successful products that have lost patent protection.

Like other major pharmaceutical companies, in order to remain competitive, New Merck must be able to launch new products each year. Declines in sales of products after the loss of marketing exclusivity mean that New Merck’s future success is dependent on New Merck’s pipeline of new products, including new products that New Merck develops through joint ventures and products that it is able to obtain through license or acquisition. To accomplish this, New Merck will commit substantial effort, funds and other resources to research and development, both through New Merck’s own dedicated resources, and through various collaborations with third parties. To support its research and development efforts New Merck must make ongoing, substantial expenditures, without any assurance that the efforts it is funding will result in a commercially successful product. New Merck must also commit substantial efforts, funds and other resources to recruiting and retaining high-quality scientists and other personnel with pharmaceutical research and development expertise.

There is a high rate of failure inherent in the research to develop new drugs to treat diseases. As a result, there is a high risk that funds invested by Merck or Schering-Plough or New Merck following the merger in research programs will not generate financial returns. This risk profile is compounded by the fact that this research has a long investment cycle. To bring a pharmaceutical compound from the discovery phase to market may take a decade or more and failure can occur at any point in the process, including later in the process after significant funds have been invested.

Each phase of testing is highly regulated, and during each phase there is a substantial risk that New Merck will encounter serious obstacles or will not achieve its goals, and accordingly New Merck may abandon a product in which it has invested substantial amounts of time and money. Some of the risks encountered in the research and development process include the following: pre-clinical testing of a new compound may yield disappointing results; clinical trials of a new drug may not be successful; a new drug may not be effective or may have harmful side effects; a new drug may not be approved by the FDA for its intended use; it may not be possible to obtain a patent for a new drug; manufacturing costs or other factors may make marketing a new product economically unfeasible; proprietary rights of others may preclude our commercialization of a new product; or sales of a new product may be disappointing.

In that connection, on June 5, 2009, Merck announced that the preliminary results for its pivotal Phase III study of rolofylline, an investigational medicine for the treatment of acute heart failure, indicated that rolofylline did not meet the primary or secondary endpoints of the study. The primary hypothesis of the study, called PROTECT, was that rolofylline would improve symptoms of acute heart failure compared to placebo. The secondary endpoints were that rolofylline would reduce the risk of death or cardiovascular or renal re-hospitalization within 60 days of treatment, and would reduce the risk of persistent kidney impairment.

Merck and Schering-Plough cannot state with certainty when or whether any of Schering-Plough’s or Merck’s products now under development will be approved or launched; whether New Merck will develop, license or otherwise acquire compounds, product candidates or products; or whether any products, once launched, will be commercially successful. New Merck must be able to maintain a continuous flow of successful new products and successful new indications or brand extensions for existing products sufficient both to cover substantial research and development costs and to replace sales that are lost as profitable products lose patent protection or are displaced by competing products or therapies. Failure to do so in the short term or long term could have a material adverse effect on New Merck’s business, cash flows, results of operations, financial position and prospects.

Issues concerning Vytorin and the ENHANCE and SEAS clinical trials could have a material adverse effect on sales of Vytorin and Zetia in the U.S., which in turn could have a material adverse effect on New Merck’s financial condition.

Schering-Plough and Merck sell Vytorin and Zetia through our joint venture company, referred to herein as the Merck/Schering-Plough cholesterol partnership. Upon consummation of the merger, the Merck/Schering-Plough cholesterol partnership would be wholly owned by New Merck. On January 14, 2008, the Merck/Schering-Plough cholesterol partnership announced the primary endpoint and other results of the ENHANCE trial. ENHANCE was a surrogate endpoint trial conducted in 720 patients with Heterozygous Familial Hypercholesterolemia, a rare condition that affects approximately 0.2% of the population. The primary endpoint was the mean change in the intima-media thickness measured at three sites in the carotid arteries (the right and left common carotid, internal carotid and carotid bulb) between patients treated with ezetimibe/simvastatin 10/80 mg versus patients treated with simvastatin 80 mg alone over a two year period. There was no statistically significant difference between treatment groups on the primary endpoint. There was also no statistically significant difference between the treatment groups for each of the components of the primary endpoint, including the common carotid artery.

As previously disclosed, we have received several letters addressed to both Merck and Schering-Plough from the House Committee on Energy and Commerce, its Subcommittee on Oversight and Investigations (O&I), and the Ranking Minority Member of the Senate Finance Committee, collectively seeking a combination of witness interviews, documents and information on a variety of issues related to the ENHANCE clinical trial, the sale and promotion of Vytorin, as well as sales of stock by corporate officers. In addition, since August 2008, we have received three additional letters from O&I, including one dated February 19, 2009, seeking certain information and documents related to the SEAS clinical trial, which is described in more detail below. Merck and Schering-Plough have each received subpoenas from the New York and New Jersey State Attorneys General Offices and a letter from the Connecticut Attorney General seeking similar information and documents. In addition, Merck has received six Civil Investigative Demands (CIDs) from a multistate group of 34 State Attorneys General who are jointly investigating whether the companies violated state consumer protection laws when marketing Vytorin. Finally, in September 2008, Merck received a letter from the Civil Division of the DOJ informing it that the DOJ is investigating whether the companies’ conduct relating to the promotion of Vytorin caused false claims to be submitted to federal health care programs. We are cooperating with these investigations and working together to respond to the inquiries. In addition, Merck has become aware of, or been served with, approximately 145 civil class action lawsuits alleging common law and state consumer fraud claims in connection with the Merck/Schering-Plough cholesterol partnership’s sale and promotion of Vytorin and Zetia. Certain of those lawsuits allege personal injuries and/or seek medical monitoring.

Also, as previously disclosed, on April 3, 2008, a Merck shareholder filed a putative class action lawsuit in federal court in the Eastern District of Pennsylvania alleging that Merck and its Chairman, President and Chief Executive Officer, Richard T. Clark, violated the federal securities laws. This suit has since been withdrawn and re-filed in the District of New Jersey and has been consolidated with another federal securities lawsuit under the caption In re Merck & Co., Inc. Vytorin Securities Litigation. An amended consolidated complaint was filed on October 6, 2008 and names as defendants Merck; Merck/Schering-Plough Pharmaceuticals, LLC; and certain of Merck’s officers and directors. Specifically, the complaint alleges that Merck delayed releasing unfavorable results of a clinical study regarding the efficacy of Vytorin and that Merck made false and misleading statements about expected earnings, knowing that once the results of the Vytorin study were released, sales of Vytorin would decline and Merck’s earnings would suffer. On April 22, 2008, a member of a Merck ERISA plan filed a putative class action lawsuit against Merck and certain of its officers and directors alleging they breached their fiduciary duties under ERISA. Since that time, there have been other similar ERISA lawsuits filed against Merck in the District of New Jersey, and all of those lawsuits have been consolidated under the caption In re Merck & Co., Inc. Vytorin ERISA Litigation. An amended consolidated complaint was filed on February 5, 2009, and names as defendants Merck and various members of Merck’s board of directors and members of committees of Merck’s board of directors.

In addition, Schering-Plough continues to respond to existing and new litigation, including several putative shareholder securities class action lawsuits (where several officers are also named defendants) alleging false and misleading statements and omissions by Schering-Plough and its representatives related to the timing of disclosures concerning the ENHANCE results; a putative shareholder securities class action lawsuit (where several officers and directors are also named), alleging material misstatements and omissions related to the ENHANCE results in the offering documents in connection with Schering-Plough’s 2007 securities offerings; several putative class action suits alleging that Schering-Plough and certain officers and directors breached their fiduciary duties under ERISA; a shareholder derivative action alleging that the board of directors breached its fiduciary obligations relating to the timing of the release of the ENHANCE results; and a letter on behalf of a single shareholder requesting that the board of directors investigate the allegations in the litigation described above and, if warranted, bring any appropriate legal action on behalf of Schering-Plough.

In January 2009, the FDA announced that it had completed its review of the final clinical study report of ENHANCE. The FDA stated that the results from ENHANCE did not change its position that an elevated LDL cholesterol is a risk factor for cardiovascular disease and that lowering LDL cholesterol reduces the risk for cardiovascular disease. The FDA also stated that, based on current available data, patients should not stop taking Vytorin or other cholesterol lowering medications and should talk to their doctor if they have any questions about Vytorin, Zetia, or the ENHANCE trial.

In July 2008, efficacy and safety results from the SEAS study were announced. SEAS was designed to evaluate whether intensive lipid lowering with Vytorin would reduce the need for aortic valve replacement and the risk of cardiovascular morbidity and mortality versus placebo in patients with asymptomatic mild to moderate aortic stenosis who had no indication for statin therapy. Vytorin failed to meet its primary endpoint for the reduction of major cardiovascular events. There also was no significant difference in the key secondary endpoint of aortic valve events; however, there was a reduction in the group of patients taking Vytorin compared to placebo in the key secondary endpoint of ischemic cardiovascular events. In the study, patients in the group who took Vytorin had a higher incidence of cancer than the group who took placebo. There was also a statistically nonsignificant increase in deaths from cancer in patients in the group who took Vytorin versus those who took placebo. Cancer and cancer deaths were distributed across all major organ systems.

In August 2008, the FDA announced that it was investigating the results from the SEAS trial. In this announcement, the FDA also cited interim data from two large ongoing cardiovascular trials of Vytorin — the Study of Heart and Renal Protection (referred to as SHARP) and the IMPROVE-IT clinical trials — in which there was no increased risk of cancer with the combination of simvastatin plus ezetimibe. The SHARP trial is expected to be completed in 2010. The IMPROVE-IT trial is scheduled for completion around 2012. The FDA determined that, as of that time, these findings in the SEAS trial plus the interim data from ongoing trials should not prompt patients to stop taking Vytorin or any other cholesterol lowering drug.

In 2008, following the announcements of the ENHANCE and SEAS clinical trial results, sales of Vytorin and Zetia declined in the U.S. These issues concerning the ENHANCE and SEAS clinical trials have had an adverse effect on the Merck/Schering-Plough cholesterol partnership’s sales of Vytorin and Zetia and could continue to have an adverse effect on the sales of the combined company. If sales of such products are materially adversely affected, Merck’s, Schering-Plough’s and, consequently, the combined company’s businesses, cash flows, results of operations, financial positions and prospects could also be materially adversely affected. In addition, unfavorable outcomes resulting from the government investigations or the litigation concerning the sale and promotion of these products could have a material adverse effect on Merck’s, Schering-Plough’s and, consequently, the combined company’s businesses, cash flows, results of operations, financial positions and prospects.

Schering-Plough’s, Merck’s and, if the merger is completed, New Merck’s products, including products in development, cannot be marketed unless regulatory approval is obtained and maintained.

Our business activities, including research, preclinical testing, clinical trials and manufacturing and marketing of products, are and will continue to be subject to extensive regulation by numerous federal, state and local governmental authorities in the United States, including the FDA, and by foreign regulatory authorities. In the United States, the FDA is of particular importance, as it administers requirements covering the testing, approval, safety, effectiveness, manufacturing, labeling and marketing of prescription pharmaceuticals. In many cases, FDA requirements have increased the amount of time and money necessary to develop new products and bring them to market in the United States. Regulation outside the United States also is primarily focused on drug safety and effectiveness and, in many cases, cost reduction. The FDA and foreign regulatory authorities have substantial discretion to require additional testing, to delay or withhold registration and marketing approval and to mandate product withdrawals.

Even if Merck, Schering-Plough and, if the merger is completed, New Merck, are successful in developing new products, they will not be able to market any of those new products unless and until they have obtained all required regulatory approvals in each jurisdiction where they propose to market the new products. Once obtained, Merck, Schering-Plough and, if the merger is completed, New Merck must maintain approval as long as they plan to market their new products in each jurisdiction where approval is required. Merck’s, Schering-Plough’s and, if the merger is completed, New Merck’s failure to obtain approval, significant delays in the approval process, or their failure to maintain approval in any jurisdiction will prevent Merck, Schering-Plough and, if the merger is completed, New Merck from selling the new products in that jurisdiction until approval is obtained, if ever. Merck, Schering-Plough and, if the merger is completed, New Merck will not be able to realize revenues for those new products in any jurisdiction where they have not obtained such required approvals.

Developments following regulatory approval may adversely affect sales of Merck’s, Schering-Plough’s and, if the merger is completed, New Merck’s products.

Even after a product reaches market, certain developments following regulatory approval, including results in post-marketing Phase IV trials, may decrease demand for our products, including the following: re-review of products that are already marketed; new scientific information and evolution of scientific theories; recall or loss of marketing approval of products that are already marketed; changing government standards or public expectations regarding safety, efficacy or labeling changes; and greater scrutiny in advertising and promotion.

In the past several years, clinical trials and post-marketing surveillance of certain marketed drugs of competitors within the industry have raised safety concerns that have led to recalls, withdrawals or adverse labeling of marketed products. Clinical trials and post-marketing surveillance of certain marketed drugs also have raised concerns among some prescribers and patients relating to the safety or efficacy of pharmaceutical products in general that have negatively affected the sales of such products. In addition, increased scrutiny of the outcomes of clinical trials have led to increased volatility in market reaction. Further, these matters often attract litigation and, even where the basis for the litigation is groundless, considerable resources may be needed to respond.

In addition, following the wake of product withdrawals of other companies and other significant safety issues, health authorities such as the FDA, the European Medicines Agency (EMEA) and the Pharmaceuticals and Medical Device Agency (PMDA) have increased their focus on safety when assessing the benefit/risk balance of drugs. Some health authorities appear to have become more cautious when making decisions about approvability of new products or indications and are re-reviewing select products that are already marketed, adding further to the uncertainties in the regulatory processes. There is also greater regulatory scrutiny, especially in the U.S., on advertising and promotion and, in particular, direct-to-consumer advertising.

In that connection, on June 12, 2009, the FDA announced that it had completed its review of neuropsychiatric events possibly related to drugs that act through the leukotriene pathway, including Singulair. As part of its review, the FDA reviewed post-marketing reports and also requested that manufacturers submit all available clinical trial data for these products. The FDA has requested that manufacturers include a precaution related to neuropsychiatric events (agitation, aggression, anxiousness, dream abnormalities and hallucinations, depression, insomnia, irritability, restlessness, suicidal thinking and behavior (including suicide), and tremor) in the drug prescribing information.

If previously unknown side effects are discovered or if there is an increase in negative publicity regarding known side effects of any of our products, it could significantly reduce demand for the product or require Merck, Schering-Plough or New Merck following the merger to take actions that could negatively affect sales, including removing the product from the market, restricting its distribution or applying for labeling changes. Further, in the current environment in which all pharmaceutical companies operate, Merck, Schering-Plough and New Merck following the merger are at risk for product liability claims for their products.

We face pricing pressure with respect to our products.

Our products will be subject to increasing price pressures and other restrictions worldwide, including in the United States. In the United States, these include (1) practices of managed care groups and institutional and governmental purchasers and (2) U.S. federal laws and regulations related to Medicare and Medicaid, including the Medicare Prescription Drug Improvement and Modernization Act of 2003 (2003 Act). The 2003 Act included a prescription drug benefit for individuals, which first went into effect on January 1, 2006, and has resulted in an increased use of generic products. In addition, the increased purchasing power of entities that negotiate on behalf of Medicare beneficiaries could result in further pricing pressures on our, and consequently New Merck’s, products.

Outside the United States, numerous major markets have pervasive government involvement in funding healthcare, and in that regard, fix the pricing and reimbursement of pharmaceutical and vaccine products. Consequently, in those markets, we, and consequently New Merck, will be subject to government decision-making and budgetary actions with respect to our products.

In addition, a number of intermediaries are involved between drug manufacturers, such as Merck and Schering-Plough, and patients who use the drugs. These intermediaries impact the patient’s ability, and their prescribers’ ability, to choose and pay for a particular drug, which may adversely affect sales of a particular drug. These intermediaries include health care providers, such as hospitals and clinics; payors and their representatives, such as employers, insurers, managed care organizations and governments; and others in the supply chain, such as pharmacists and wholesalers. Examples include: payors that require a patient to first fail on one or more generic, or less expensive branded drugs, before reimbursing for a more effective, branded product that is more expensive; payors that are increasing patient co-payment amounts; hospitals that stock and administer only a generic product to in-patients; managed care organizations that may penalize doctors who prescribe outside approved formularies, which may not include branded products when a generic is available; and pharmacists who receive larger revenues when they dispense a generic drug over a branded drug. Further, the intermediaries are not required to routinely provide transparent data to patients comparing the effectiveness of generic and branded products or to disclose their own economic benefits that are tied to steering patients toward, or requiring patients to use, generic products rather than branded products.

We expect pricing pressures to increase in the future.

Merck is experiencing difficulties and delays in the manufacturing of certain of its products.

As previously disclosed, Merck has experienced difficulties in manufacturing certain of its vaccines and other products. Merck is working on these issues, but there can be no assurance of when or if these issues will be resolved.

Merck, and consequently New Merck, may experience difficulties and delays inherent in manufacturing its products, such as (1) its failure, or the failure of vendors or suppliers to comply with Current Good Manufacturing Practices and other applicable regulations and quality assurance guidelines that could lead to manufacturing shutdowns, product shortages and delays in product manufacturing; (2) construction delays related to the construction of new facilities or the expansion of existing facilities, including those intended to support future demand for its products; and (3) other manufacturing or distribution problems including changes in manufacturing production sites and limits to manufacturing capacity due to regulatory requirements, changes in types of products produced, or physical limitations that could impact continuous supply. Manufacturing difficulties can result in product shortages, leading to lost sales.

Pharmaceutical products can develop unexpected safety or efficacy concerns.

Unexpected safety or efficacy concerns can arise with respect to marketed products, whether or not scientifically justified, leading to product recalls, withdrawals, or declining sales, as well as product liability, consumer fraud and/or other claims.

Biologics carry unique risks and uncertainties, which could have a negative impact on future results of operations.

Schering-Plough has significant biologics operations, including animal health vaccines, and the biologics business will represent a significant part of the operations of New Merck after the merger. The successful development, testing, manufacturing and commercialization of biologics, particularly human and animal health vaccines, is a long, expensive and uncertain process. There are unique risks and uncertainties with biologics, including:

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There may be limited access to and supply of normal and diseased tissue samples, cell lines, pathogens, bacteria, viral strains and other biological materials. In addition, government regulations in multiple jurisdictions such as the U.S. and European states within the EU, could result in restricted access to, or transport or use of, such materials. If Schering-Plough, or New Merck after the merger, loses access to sufficient sources of such materials, or if tighter restrictions are imposed on the use of such materials, we may not be able to conduct research activities as planned and may incur additional development costs.

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The development, manufacturing and marketing of biologics are subject to regulation by the FDA, the EMEA and other regulatory bodies. These regulations are often more complex and extensive than the regulations applicable to other pharmaceutical products. For example, in the U.S., a Biologics License Application, including both preclinical and clinical trial data and extensive data regarding manufacturing procedures, is required for human vaccine candidates and FDA approval for the release of each manufactured lot.

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Manufacturing biologics, especially in large quantities, is often complex and may require the use of innovative technologies to handle living micro-organisms. Each lot of an approved biologic must undergo thorough testing for identity, strength, quality, purity and potency. Manufacturing biologics requires facilities specifically designed for and validated for this purpose, and sophisticated quality assurance and quality control procedures are necessary. Slight deviations anywhere in the manufacturing process, including filling, labeling, packaging, storage and shipping and quality control and testing, may result in lot failures, product recalls or spoilage. When changes are made to the manufacturing process, we may be required to provide pre-clinical and clinical data showing the comparable identity, strength, quality, purity or potency of the products before and after such changes.

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Biologics are frequently costly to manufacture because production ingredients are derived from living animal or plant material, and most biologics cannot be made synthetically. In particular, keeping up with the demand for vaccines may be difficult due to the complexity of producing vaccines.

The use of biologically derived ingredients can lead to allegations of harm, including infections or allergic reactions, or closure of product facilities due to possible contamination. Any of these events could result in substantial costs.

Product liability insurance for products may be limited, cost prohibitive or unavailable.

As a result of a number of factors, product liability insurance has become less available while the cost has increased significantly. Merck has evaluated its risks and has determined that the cost of obtaining product liability insurance outweighs the likely benefits of the coverage that is available and, as such, has no insurance for certain product liabilities effective August 1, 2004, including liability for products first sold after that date. Schering-Plough maintains insurance coverage with such deductibles and self-insurance to reflect market conditions (including cost and availability) existing at the time it is written, and the relationship of insurance coverage to self-insurance varies accordingly. With respect to product liability insurance, Schering-Plough self-insures substantially all of its risk, as the availability of commercial insurance has become more restrictive. Merck, Schering-Plough, and if the merger is completed, New Merck, will continually assess the most efficient means to address their insurance needs; however, there can be no guarantee that insurance coverage will be obtained or if obtained, will be sufficient to fully cover product liabilities that may arise.

Changes in laws and regulations could adversely affect our business and the business of New Merck.

All aspects of our respective businesses, and consequently the business of New Merck, including research and development, manufacturing, marketing, pricing, sales, litigation and intellectual property rights are, or in the case of New Merck, will be, subject to extensive legislation and regulation. Changes in applicable federal and state laws and agency regulations, as well as the laws and regulations of foreign jurisdictions, could have a material adverse effect on our respective businesses, and consequently the business of New Merck.

The recent financial crisis and current uncertainty in global economic conditions could negatively affect our operating results and consequently the operating results of New Merck.

Merck, Schering-Plough and New Merck following the merger have exposure to many different industries and counterparties, including commercial banks, investment banks, suppliers and customers (which include wholesalers, managed care organizations and governments) that may be unstable or may become unstable in the current economic environment. Any such instability may impact these parties’ ability to fulfill contractual obligations to Merck, Schering-Plough or New Merck, following the merger, or they might limit or place burdensome conditions upon future transactions with New Merck. Customers may also reduce spending during times of economic uncertainty. Also, it is possible that suppliers may be negatively impacted. In such events, there could be a resulting material and adverse impact on operations and results of operations.

Further, the current conditions have resulted in severe downward pressure on the stock and credit markets, which could further reduce the return available on invested corporate cash, reduce the return on investments held by the pension plans and thereby potentially increase funding obligations, all of which if severe and sustained could have material and adverse impacts on New Merck’s results of operations, financial position and cash flows.

The current financial crisis and uncertainty in global economic conditions have resulted in substantial volatility in the credit markets and a low level of liquidity in many financial markets. These conditions may result in a further slowdown to the global economy that could affect our business and consequently the business of New Merck by reducing the prices that drug wholesalers and retailers, hospitals, government agencies and managed health care providers may be able or willing to pay for our or New Merck’s products or by reducing the demand for our products, which could in turn negatively impact our or New Merck’s sales and revenue generation and could result in a material adverse effect on our or New Merck’s business, cash flows, results of operations, financial position and prospects.

Although none of Schering-Plough, Merck or New Merck after the merger currently has plans to access the equity or debt markets to meet capital or liquidity needs, constriction and volatility in these markets may restrict future flexibility to do so if unforeseen capital or liquidity needs were to arise.

Merck, Schering-Plough and, subsequently, the combined company may be subject to changes in tax laws, including those outlined by President Obama in his Fiscal Year 2010 Revenue Proposal.

In May 2009, President Obama’s administration proposed significant changes to the U.S. international tax laws, including changes that would limit U.S. tax deductions for expenses related to un-repatriated foreign-source income and modify the U.S. foreign tax credit and “check-the-box” rules. We cannot determine whether these proposals will be enacted into law or what, if any, changes may be made to such proposals prior to their being enacted into law. If these or other changes to the U.S. international tax laws are enacted they could have a significant impact on the financial results of Merck, Schering-Plough and, subsequently, the combined company.

As a result of the merger, New Merck will have significant global operations, which expose it to additional risks, and any adverse event could have a material negative impact on New Merck’s results of operations.

The extent of New Merck’s operations outside the U.S. will be significant due to the fact that the majority of Schering-Plough’s operations are outside the U.S. Risks inherent in conducting a global business include:

•	changes in medical reimbursement policies and programs and pricing restrictions in key markets;

•	multiple regulatory requirements that could restrict New Merck’s ability to manufacture and sell its products in key markets;

•	trade protection measures and import or export licensing requirements;

•	diminished protection of intellectual property in some countries; and

•	possible nationalization and expropriation.

In addition, there may be changes to New Merck’s business and political position if there is instability, disruption or destruction in a significant geographic region, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest; and natural or man-made disasters, including famine, flood, fire, earthquake, storm or disease.

Reliance on third party relationships and outsourcing arrangements could adversely affect our, and consequently New Merck’s, business.

We depend on third parties, including suppliers, alliances with other pharmaceutical and biotechnology companies and third party service providers, for key aspects of our businesses including development, manufacture and commercialization of our products and support for our information technology systems. Failure of these third parties to meet their contractual, regulatory and other obligations to us or the development of factors that materially disrupt our relationships with these third parties, could have a material adverse effect on our, and consequently New Merck’s, business.

We are and, after the merger is completed, New Merck will be, increasingly dependent on sophisticated information technology and infrastructure.

We are, and New Merck will be, increasingly dependent on sophisticated information technology and infrastructure. Any significant breakdown, intrusion, interruption or corruption of these systems or data breaches could have a material adverse effect on our, and consequently New Merck’s, business. As previously disclosed, Merck has been proceeding with a multi-year implementation of an enterprise-wide resource planning system, which includes modification to the design, operation and documentation of Merck’s internal controls over financial reporting. The planned completion and implementation of the enterprise-wide resource planning systems may be complicated and/or delayed by the integration of Schering-Plough’s operations under these systems. Any material problems in the implementation could have a material adverse effect on our, and consequently New Merck’s, business.